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                                                                  Exhibit 12

                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Millions of dollars, except ratios)


                                              Three Months ended March 31,
                                             -------------------------------
                                                                  Pro Forma
                                                                 As Adjusted
                                                                  for Avir
                                             Actual    Actual    Acquisition
                                              1997      1996        1996
                                             ------    ------    -----------
Earnings from continuing operations before
  income taxes, minority share owners'
  interests, extraordinary items and
  cumulative effect of accounting changes    $ 84.4    $ 74.4         $ 82.6

Less:  Equity earnings                         (8.8)     (5.3)          (6.1)

Add:  Total fixed charges deducted from
      earnings                                 91.5      78.7           90.1

      Proportional share of pretax loss
        of 50% owned associates                (0.4)
                                             ------    ------         ------
      Earnings available for payment of
        fixed charges                        $166.7    $147.8         $166.6
                                             ======    ======         ======
Fixed charges (including the Company's
  proportional share of 50% owned
  associates):

      Interest expense                       $ 84.6    $ 72.2         $ 83.4
      Portion of operating lease rental
        deemed to be interest                   5.6       5.2            5.4
      Amortization of deferred financing
        costs and debt discount expense         1.3       1.3            1.3
                                             ------    ------         ------
      Total fixed charges deducted from
        earnings and total fixed charges     $ 91.5    $ 78.7         $ 90.1
                                             ======    ======         ======
Ratio of earnings to fixed charges              1.8       1.9            1.8